PROSPECTUS SUPPLEMENT NO. 27                   Filed Pursuant to Rule 424(b)(3)
To the Prospectus dated January 24, 1997       Registration No.: 333-1926
As Supplemented to date

                                     9,874 Shares
                                          of
                               Class B Common Stock of
                                 Doctors Health, Inc.


    This Prospectus Supplement relates to the proposed acquisition (the "Acquisition") of certain assets and liabilities (the "Acquired Business") of Gary J. Sprouse, M.D., P.A., a Maryland corporation ("Medical Practice") by Doctors Health, Inc., a Maryland corporation ("Doctors Health" or the "Company"), and Anne Arundel Medical Group, LLC, a Maryland limited liability company ("Medical Group"). At the closing of the Acquisition, Doctors Health will issue 9,874 shares (the "Share Consideration") of its Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and will pay $63,475.00 ("Cash Consideration") to the Medical Practice in accordance with the Agreement and Plan of Merger described in this Prospectus Supplement.

    Doctors Health's principal executive office is located at 10451 Mill Run Circle, Tenth Floor, Owings Mills, Maryland 21117, telephone number (410) 654-5800. Medical Group's principal executive office is located at 10451 Mill Run Circle, 10th Floor, Owings Mills, Maryland, telephone number (410) 654-5800. Medical Practice's principal executive office is located at 2108 Di
Donato Drive, Chester, Maryland   21619.  The information presented in this
Prospectus Supplement concerning Doctors Health and Medical Group has been provided by Doctors Health, and the information concerning Medical Practice has been provided by Medical Practice.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF ANY PERSON TO EXCHANGE OR SELL, OR A SOLICITATION FROM ANY PERSON OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS SUPPLEMENT RELATES SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   _______________

    See "Risk Factors" on page S-3 for certain information that should be considered in connection with an investment in securities of Doctors Health.


             The date of this Prospectus Supplement is August 15, 1997.

                             SUMMARY OF TRANSACTION

    The following summary is qualified in its entirety by, and subject to the more detailed information and financial statements contained in this Prospectus Supplement and the Prospectus dated January 24, 1997, as supplemented to date by Prospectus Supplements No. 1 (10-Q), 14 (10-Q), 25 (8-K) and 26 (Shareholders Letter Agreement). Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Prospectus. See the definitions set forth in the Glossary to the "Prospectus."

Parties to the Acquisition

    Doctors Health. Doctors Health is a Maryland corporation organized in 1994 to develop and consolidate individual and groups of internists, pediatricians and family practitioners, specialist physicians, hospitals and other health care providers into primary care-driven, comprehensive managed care health care delivery networks.

    Anne Arundel Medical Group, LLC. Anne Arundel Medical Group, LLC ("Medical Group") is a Maryland Limited Liability Company organized in 1996 to conduct medical practices in Anne Arundel County, Maryland, and counties near Anne Arundel County.

    Medical Practice. The Medical Practice is a Maryland corporation which conducts business in Chester, Maryland.

The Acquisition; Closing

    Pursuant to the Agreement and Plan of Merger (the "Acquisition Agreement") between Medical Practice and Doctors Health, (i) Medical Practice shall merge with and into Anne Arundel Newco, Inc., a wholly-owned subsidiary of Doctors Health, and the separate existence of the Medical Practice shall cease; (ii) Anne Arundel Newco shall transfer to Medical Group all right, title and interest in and to any assets used to provide laboratory services and other services ancillary to the Medical Practice, (iii) Doctors Health shall issue 9,874 shares of its Class B Common Stock (the "Share Consideration") to Dr. Gary J. Sprouse and (iv) Doctors Health shall pay $63,475.00 ("Cash Consideration") to Dr. Gary
J. Sprouse, on the terms and subject to the conditions set forth in the Acquisition Agreement. A copy of the Acquisition Agreement is attached to this Prospectus Supplement as Annex A and is incorporated herein by reference.

    The Acquisition is to be consummated as soon as practicable after all approval and events required for the Acquisition have occurred and all conditions precedent to the Acquisition have been fulfilled or waived or on such other date on which Medical Practice and Doctors Health may agree (the "Closing Date"). It is expected that the Closing Date will occur on or about August 15, 1997.

Resale of Class B Common Stock

    The shares of Class B Common Stock offered to the Medical Practice by this Prospectus Supplement have been registered under the Securities Act. The shares will be subject to the Shareholders Letter Agreement attached hereto as Annex B and therefore, will not be freely transferable. In addition, under the Securities Act certain additional restrictions on transfer apply to resale of shares of the Class B Common Stock received by "affiliates" of Doctors Health. There is no public market for the Class B Common Stock. See "Resale of Class B Common Stock."

                                 RISK FACTORS

Financial Performance of Medical Practice and Doctors Health

    Doctors Health negotiated the Share Consideration and Cash Consideration on the basis of the presence of Medical Practice in a desirable geographic market into which Doctors Health intends to expand. After the Closing Date, Doctors Health will recruit additional primary care physicians as members of Medical Group. There can be no assurance that after the Closing Date of the Acquisition, such recruitment will be successful, that Medical Practice's pre-Acquisition relationships with its patients will be beneficial to Doctors Health and Medical Group, that Doctors Health will be able to successfully develop an integrated health care delivery network in areas in which Medical Group's members practice, or that Doctors Health can successfully integrate Medical Practice into Global Capitated Contracts. See the sections in the Prospectus "Risk Factors -- Uncertainty of Strategy; Acquisition Risks," "-- Integration of Operations," and "-- Dependence of the Company on Core Medical Groups and IPAs."

    Doctors Health has a limited operating history and for the fiscal year ended June 30, 1996 and the nine months ended March 31, 1997, recorded a net loss of approximately $6.6 million and $10.3 million, respectively. Doctors Health is likely to record a net loss for the fiscal year ending June 30, 1997. There can be no assurance that after the Closing Date Doctors Health will earn operating profits.

Risk Factors set forth in the Prospectus dated January 24, 1997

    The Risk Factors set forth in the Prospectus are incorporated herein by reference and should be read carefully.

              PROPOSED ACQUISITION OF MEDICAL PRACTICE BY DOCTORS HEALTH

    The following description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached to this Prospectus Supplement as Annex A and is incorporated herein. Representatives of Medical Practice are urged to read the Acquisition Agreement in its entirety.

General

    On the Closing Date of the Acquisition, (i) Medical Practice shall merge with and into Anne Arundel Newco, Inc., a wholly-owned subsidiary of Doctors Health, and the separate existence of Medical Practice shall cease; (ii) Anne Arundel Newco shall transfer to Anne Arundel Medical Group, LLC all right, title and interest in and to any assets used to provide laboratory services and other services ancillary to the Medical Practice, (iii) Doctors Health shall issue 9,874 shares (the "Share Consideration") of its Class B Common Stock to Dr. Gary
J. Sprouse, and (iv) Doctors Health shall pay $63,475.00 ("Cash Consideration") to Dr. Gary J. Sprouse, on the terms and subject to the conditions set forth in the Acquisition Agreement.

Background of the Acquisition

    The health care industry is undergoing rapid evolution, including the consolidation of individual medical practices into larger medical groups and independent practice associations as well as radical changes in the way physicians are compensated for the delivery of medical services.

    In Baltimore, Maryland, Washington, D.C., Northern Virginia and surrounding regions, physicians have increasingly become affiliated with managed care and medical management companies such as

Doctors Health which provide physicians with certain administrative, billing, bookkeeping and budgeting services. Companies such as Doctors Health also provide the physicians with access to Managed Care contracts and necessary tools to perform such contracts, including state of the art disease management protocols, care management, referral management and utilization review services. In this environment, Doctors Health has been entering into contractual and equity ownership relationships with primary care physicians, specialists and other health care providers in order to develop an Integrated Health Care Delivery System that focuses on managed care.

    Against this backdrop, Doctors Health and the Medical Practice independently reached the conclusion that developing alliances with additional provider groups and companies focusing on the efficient delivery of health care would enhance their abilities to respond to changing conditions in the health care industry.

Reasons for the Acquisition

    As part of its business strategy, Doctors Health seeks to negotiate Global Capitated Contracts by, among other things, providing Payors with established health care delivery networks capable of providing for the delivery of medical care to Enrollees of the HMO or other Payor. In order to accomplish this strategy, Doctors Health seeks to establish networks throughout the Baltimore and Washington metropolitan area, Northern Virginia and surrounding regions. For Doctors Health, Medical Practice represents an opportunity to implement its business plan in a market where it does not currently operate, and to earn revenues through inclusion of Medical Practice in Doctors Health's Managed Care contracts.

Approval by the Doctors Health Board

    For the reasons described below, the Doctors Health Board has approved the Acquisition.

    Doctors Health continuously analyzes potential acquisition candidates in Maryland, the District of Columbia and Virginia. The Doctors Health Board of Directors believes that the Acquisition is fair to and in the best interests of Doctors Health for the reasons described below. Accordingly, the Doctors Health Board of Directors has approved the Acquisition Agreement and the Acquisition.

    The Doctors Health Board of Directors consulted with Doctors Health management and legal counsel. It considered the following factors to be material to and in support of its final determination:

         (i) The Acquisition is expected to enable Doctors Health to take advantage of Medical Practice's existing goodwill, infrastructure and leadership in areas in which Medical Group's members practice in order to establish an Integrated Health Care Delivery System in those areas. Such expansion of Doctors Health's existing network is expected to enhance Doctors Health's ability to win new Payor contracts and to attract additional Enrollees.

         (ii) The Acquisition and the efforts of Doctors Health to establish an Integrated Health Care Delivery System are expected to substantially increase Doctors Health's size in terms of revenues, profits, physicians and locations which is expected to enhance Doctors Health's reputation in the Mid-Atlantic region, making it easier to attract and retain new physicians and win new Payor contracts.

    In addition to the foregoing, the Doctors Health Board of Directors generally considered those matters discussed under "RISK FACTORS". The Board of Doctors Health concluded that the risks did not outweigh the advantages of the Acquisition and that the Acquisition was in the best interests of Doctors Health and its stockholders.

Accounting Treatment

    The Acquisition will be accounted for as a purchase transaction for financial reporting purposes under APB 16.

                            THE ACQUISITION AGREEMENT

    Set forth below is a summary of the material terms of the Acquisition Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached as Annex A to this Prospectus Supplement and is incorporated by reference herein.

General

    On the Closing Date of the Acquisition, (i) Medical Practice shall merge with and into Anne Arundel Newco, Inc., a wholly-owned subsidiary of Doctors Health, and the separate existence of Medical Practice shall cease; (ii) Anne Arundel Newco shall transfer to Medical Group its right, title, and interest in and to any assets used to provide laboratory services and other services ancillary to the Medical Practice, (iii) Doctors Health shall issue 9,874 shares (the "Share Consideration") of its Class B Common Stock to the Physician, and
(iv) Doctors Health shall pay $63,475.00 ("Cash Consideration") to the Physician, on the terms and subject to the conditions set forth in the Acquisition Agreement.

Representations and Warranties

    The Acquisition Agreement contains various representations and warranties by Doctors Health relating to, among other things (i) organization and corporate power and authority, (ii) authority to enter into and perform the Acquisition Agreement, and (iii) that the shares of the Class B Common Stock to be issued will be fully paid and nonassessable. The Acquisition Agreement contains various representations and warranties by Physician and the Medical Practice relating to, among other things, (i) ownership of the practice and title and condition to assets, (ii) compliance with agreements, (iii) compliance with laws, (iv) absence of litigation, (v) information as to contracts, (vi) information as to taxes, and (vii) information as to financial statements and accounts receivable.

Additional Covenants and Agreements

    Pursuant to the Acquisition Agreement, Medical Practice and Physician have agreed among other things (i) to provide to Medical Group or Doctors Health all information necessary to allow such parties to comply with applicable law, and
(ii) to provide on the Closing Date an ASCII formatted file with patient demographics and accounts receivable. If Medical Practice does not have the capability to provide this information, Doctors Health will assist Medical Practice in converting such information to a format acceptable to Doctors Health. Pursuant to the Acquisition Agreement, each of the physicians practicing with the Medical Practice have agreed that if the employment agreement between such Physician and Medical Group (each, an "Employment Agreement") is terminated under certain circumstances provided for in the Employment Agreement, such physician agrees (a) to cooperate with Doctors Health, Medical Group and each stockholder of the Medical Group to organize a new corporation or other entity to provide primary medical care and related services, (b) to engage in the practice of medicine exclusively through such new primary care entity, and (c) to enter into an employment agreement with such new entity on terms substantially similar to the Employment Agreement and to use best efforts to cause such new entity to enter into an agreement with Doctors Health for the provision of assets, facilities and non-professional services, substantially similar to the Physician Services Organization Agreement between Doctors Health and Medical Group.

Employment Agreement

    At the Closing, the Physician shall enter into an Employment Agreement with Medical Group. See "BUSINESS - Development of Integrated Health Care Delivery System- Employment of Physicians by the Core Medical Group" in the Prospectus dated January 24, 1997 for a description of the material terms of the Employment Agreement.

Additions and Withdrawals of Physicians from Medical Group

    Under the terms of the Acquisition Agreement, Doctors Health shall have the exclusive authority (a) to negotiate the price and terms with respect to the acquisition from time to time of the medical practices of such additional physicians and such additional physician's employment by Medical Group or additional medical groups organized by Doctors Health, and (b) to negotiate the withdrawal of physicians from the Medical Group. In such connection, each physician practicing with Medical Practice irrevocably appoints Doctors Health and the Chairman of Medical Group (or their designee) as attorney-in-fact and agent to execute any documents required to provide for the admission or withdrawal of physicians as members of Medical Group and any other transaction related to acquisition of medical practices, and releases and agrees to indemnify and hold harmless Doctors Health and the Chairman of Medical Group and their directors, officers, employees or shareholders from any claims arising in connection with their performance of their duties in such connection.

Additional Agreements

    Pursuant to the Acquisition Agreement, Medical Practice and Doctors Health have made the following additional agreements:

    Access to Information. Medical Practice shall provide to Doctors Health and Medical Group and their respective accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the earlier of the termination of the Acquisition Agreement or the Closing Date to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the Commission in connection with the transactions contemplated by the Acquisition Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning their respective businesses, properties and personal as they shall reasonably request. The parties shall hold and shall use their reasonable best efforts to hold in strict confidence all confidential information obtained in the course of their respective investigations.

    In the event that the Acquisition Agreement is terminated in accordance with its terms, each party shall promptly return to the other all non-public written material provided pursuant to this section and shall not retain any copies, extracts or other reproduction in whole or in part of such written material.

                          BUSINESS OF DOCTORS HEALTH

    The business of Doctors Health is described in the Prospectus.

                         BUSINESS OF MEDICAL PRACTICE

    The Medical Practice conducts an internal medicine practice at 2108 Di Donato Drive, Chester, Maryland 21619.

                        RESALE OF CLASS B COMMON STOCK

    The shares of Class B Common Stock of Doctors Health offered by this Prospectus Supplement have been registered under the Securities Act, allowing persons or entities who are not "affiliates of Doctors Health or Medical Practice (as defined under the Securities Act, but generally including directors, certain executive offices, and 10% or more stockholders of Doctors Health or Medical Practice) to trade them freely and without restriction under the Securities Act except as limited by certain contractual restrictions set forth in the Stockholders Agreement or otherwise. Each person or entity who may be deemed an "affiliate" of Doctors Health will be subject to certain limitations imposed by the Securities Act, and the rules, regulations and releases promulgated thereunder, with respect to the sale or other disposition of the shares of Class B Common Stock to be received by the "affiliate" pursuant to the Acquisition. This Prospectus does not cover any resales of Class B Common Stock received by Affiliates of Medical Practice.

    In addition to the restrictions on resale that may be imposed on "affiliates" under the Securities Act, the share of Class B Common Stock of Doctors Health received by persons or entities (whether or not they are deemed to be "affiliates") pursuant to the Acquisition are and will be subject to the terms of Doctors Health's Stockholders Agreement (a copy of which is attached hereto as Annex B) which provides significant contractual restrictions on the resale of such Class B Common Stock until an initial public offering for cash of the Common Stock of Doctors Health or other event constituting a "change in control" of Doctors Health. The Stockholders Agreement provides that the signatories may sell and transfer the stock of the Company held by them only pursuant to such agreement. The Stockholders Agreement contemplated that Doctors Health may redeem shares of the Class B Common Stock upon an "Involuntary Transfer" resulting generally from the insolvency of a stockholder or upon divorce of an individual stockholder. "Voluntary Transfers" are permitted only after a stockholders offers its stock , upon the same terms and conditions contained in the offer it wishes to accept, to all other stockholders on the terms set forth in the Stockholders Agreement. Individual stockholders may in certain circumstances make estate planning transfers for the benefit of themselves or family members on certain conditions.

    Under the Stockholders Agreement, in the event of an "Involuntary Transfer" or the death or disability of a management Stockholder, the purchase of the stock and the transferring stockholder may agree on the purchase price of the stock to be sold in such event. If the parties cannot agree on a price, the price shall be the fair market value of the stock, as determined by a jointly selected appraiser, as of the last day of the calendar month immediately preceding the event giving rise to the purchase of the stock, in accordance with the procedures set forth in the Stockholders Agreement. in the event of a "Voluntary Transfer", the purchase price to be paid by the other stockholders or Doctors Health, if they exercise their options to purchase the stock, will be the price at which the stockholder proposes to transfer his stock to the proposed third party transferee.

                                 LEGAL MATTERS

    The validity of the Class B Common Stock offered hereby has been passed upon for the Company by Venable, Baetjer and Howard, LLP, Baltimore, Maryland.

                                  ATTACHMENTS

    Annex A - Agreement and Plan of Merger

    Annex B - Shareholders Letter Agreement

                                    ANNEX A
                                                                          DRAFT
                                                                         8/4/97


       ______________________________________________________________


                        AGREEMENT AND PLAN OF MERGER


                                 by and among


                            DOCTORS HEALTH, INC.,


                       ANNE ARUNDEL MEDICAL GROUP, LLC.


                          ANNE ARUNDEL NEWCO, INC.,


                             DR. GARY J. SPROUSE

                                     and

                         GARY J. SPROUSE, M.D., P.A.


                         Dated as of August 15, 1997


        _____________________________________________________________

                            AGREEMENT AND PLAN OF MERGER


                    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of this 15th day of August, 1997 by and among DOCTORS HEALTH, INC. a Maryland corporation ("Doctors Health"), ANNE ARUNDEL NEWCO, INC., a Maryland corporation and a wholly-owned subsidiary of Doctors Health ("Newco"), ANNE ARUNDEL MEDICAL GROUP, LLC, a Maryland limited liability company (the "LLC"), Gary J. Sprouse, M.D., P.A., Maryland professional service corporation (the "PA"), and Dr. Gary J. Sprouse, the sole stockholder of the PA (the "Physician" or the "PA Stockholder").

                                       RECITALS

                    WHEREAS, the Physician has determined to terminate his practice of medicine through the PA and has agreed to transfer his medical practice as conducted through the PA to Doctors Health and to become a member and an employee of the LLC pursuant to an Employment Agreement and an Amendment to the Operating Agreement of the LLC of even date herewith;

                    WHEREAS, Doctors Health, Newco, the LLC, and the PA desire that the PA and Newco merge on the terms and conditions contained herein (the "Merger");

                    WHEREAS, in furtherance of the Merger, each of the Boards of Directors of Doctors Health, the PA, and Newco, and the stockholder of the PA and Newco, have deemed the Merger to be advisable and in the best interests of such entities and their respective stockholders upon the terms and conditions herein contained; and

                    WHEREAS, each of the Boards of Directors of Doctors Health, the PA, and Newco, and the stockholders of the PA and Newco, have approved the Merger.

                    NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties, intending to be legally bound, agree as follows:

                                      ARTICLE I

                                     THE MERGER

                    1.1  The Merger.

                         (a)  Subject to the terms and conditions hereof, at
the Effective Time (as herein defined), (i) the PA shall be merged with and into Newco (the "Merger"), (ii) the separate existence of the PA shall cease,
(iii) Newco shall continue as the surviving corporation, and (iv) the issued and outstanding shares of the PA Common Stock (the "PA Common Shares") shall be converted into the right to receive the consideration set forth in Section
1.5 hereof (the "Merger Consideration") in accordance with the Articles of Merger attached hereto as Exhibit A (the "Articles of Merger").

                         (b)  Simultaneously upon execution of this
Agreement, the parties hereto shall cause the Merger to be consummated by the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation ("SDAT"), together with any other documents required by law to effectuate the Merger, all of which shall be prepared, executed and delivered by the appropriate parties as promptly as required. The Merger shall become effective as of the time and date the Articles of Merger are filed and accepted for record (the "Effective Time").

                         (c)  Except as specifically set forth herein, the
identity, existence, purposes, powers, objects, franchises, privileges, rights, property and immunities of Newco and Doctors Health shall continue unaffected and unimpaired by the Merger.

                         (d)  At the Effective Time, the PA Common Shares
issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into, and constitute a right to receive, the Merger Shares.

                         (e)  At the Effective Time, all of the shares of
Newco Common Stock issued and outstanding immediately prior to the Effective Time (the "Newco Shares") shall remain issued and outstanding and unchanged.

                    1.2  Surrender of Certificates: Conversion of PA Common
                         Shares.

                         (a)  Upon surrender of the certificates representing
the PA Common Shares to Doctors Health, together with an Assignment Separate from Certificate duly executed by the PA Stockholder, the PA Stockholder shall receive, as soon as practicable thereafter and in exchange therefor, the Merger Consideration issued to the PA Stockholder.

                         (b)  From and after the Effective Time, the PA
Stockholder shall cease to have any rights as a stockholder of the PA, except the right to enforce the obligation of Doctors Health to issue to him the Merger Consideration.

                    1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at or immediately following the Effective Time at the offices of Doctors Health, Inc., 10451 Mill Run Circle, 10th Floor, Owings Mills, Maryland. The date of the Closing is referred to herein as the "Closing Date." The parties agree that the Merger and all other transactions contemplated by this Agreement and the other documents executed and delivered in connection with the Merger (the "Merger Documents") shall be deemed to have occurred on, and shall be treated for financial accounting purposes as being effective from and as of, the Effective Time.

                    1.4 Deliveries by the PA and the PA Stockholder. At the Closing, the PA and the PA Stockholder shall deliver the following to Doctors Health and Newco:

                         (a)  Merger Documents.  A certified copy of the
executed Articles of Merger, a copy of the Shareholders Letter Agreement, the Employment Agreement between the Physician and the LLC, amendments to the Physician Services Organization Agreement and Operating Agreement of the LLC, and such other documents as may be contemplated by this Agreement or any of the foregoing agreements, each signed by the PA Stockholder and/or the PA, as applicable;

                         (b)  Governmental Consents.  Evidence of such
federal, state or other government or governmental agency or authority certificates, permits, licenses and other authorizations, authorities and approvals which are necessary to consummate the Merger and all other transactions contemplated in this Agreement and in the other Merger Documents;

                          (c)  Charter Documents.    Certified copies of the
Articles of Incorporation and Bylaws of the PA;

                         (d)  Other Documents.    Such other instruments and
documents as are contemplated hereby or by any of the other Merger Documents or which counsel to Doctors Health or Newco reasonably requests as necessary or appropriate to carry out the terms and provisions hereof or thereof.

                    1.5  Deliveries by Newco and Doctors Health.

                         (a)  Prospectus.  A Prospectus which is part of a
Registration Statement which has been declared effective by the Securities and Exchange Commission and one or more Prospectus Supplements which contain more recent and updated information regarding Doctors Health (collectively, the "Prospectus").

                         (b)  Merger Consideration.  As consideration for the
Merger, the PA Stockholder shall in the aggregate receive the following consideration:

                              (i)  Cash.  A check in the amount of $62,505.

                              (ii) Class B Common Stock.  A certificate
representing 9,874 shares of the Class B Common Stock of Doctors Health (the "Merger Shares").

                                      ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF DOCTORS HEALTH AND NEWCO

                    2.1 Doctors Health and Newco represent and warrant to the Physician as of the Closing Date as follows:

                         (a)  Organization and Power.  Each of Doctors Health
and Newco is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Maryland. Each of Doctors Health and Newco has full power and authority (corporate and other) to own and hold its properties and to conduct its business as currently conducted.

                         (b)  Authorization of Agreement.  The execution,
delivery and performance of this Agreement and the other Closing Documents to which Doctors Health or Newco is a party have been duly and validly authorized by Doctors Health or Newco and executed on behalf of Doctors Health or Newco, and no other proceedings are necessary to authorize this Agreement.

                         (c)  Class B Common Stock.  The Board of Directors
of Doctors Health has authorized the issuance of the Merger Shares to the Physician, and upon issuance to the Physician of the Merger Shares, the Merger Shares shall constitute fully paid and nonassessable shares of the Class B Common Stock of Doctors Health.

                         (d)  Registration Statement.  The Merger Shares have
been registered pursuant to the Securities Act of 1933 pursuant to a registration statement, which includes the Prospectus and any Prospectus Supplements, covering the issuance of shares of Class B Common Stock of Doctors Health (the "Registration Statement"). The Registration Statement is in effect and there are no stop orders issued by federal or state authorities with respect to the issuance of securities pursuant to the Registration Statement. The Registration Statement (i) complies as to form in all material respects with the rules and regulations of the U.S. Securities and Exchange Commission and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement contained therein, in light of the circumstances under which they were or will be made, not misleading.

                                     ARTICLE III

                      REPRESENTATIONS, WARRANTIES AND COVENANTS
                           OF THE PA AND THE PA STOCKHOLDER

                    3.1 The PA and the PA Stockholder hereby, jointly and severally, represent, warrant and covenant to Doctors Health and Newco as follows:

                         (a)  Ownership of Practice; Title to and Condition
of Assets. Except as listed on Schedule 3.1, the PA owns and has good and marketable title to all of the assets, rights, franchises and privileges used or usable in the Physician's Medical Practice, free and clear of all liens or encumbrances of any kind. The Assets are in good operating condition and repair, ordinary wear and tear excepted. The PA or the Physician do not hold fee title to any real property related to the Medical Practice.

                         (b)  No Conflicts.  The execution, delivery and
performance by the PA or the PA Stockholder of this Agreement and the other Closing Documents to which he is a party do not conflict with or violate any contract or agreement to which the PA or the PA Stockholder is subject.

                         (c)  Compliance With Laws.  The PA or the PA
Stockholder is not in violation of any order, writ, decree, or judgment of any court, or governmental or regulatory body which violation would (i) affect the legality, validity or enforceability of this Agreement or any other Closing Documents or (ii) have a material adverse effect on the PA, its assets, or the Physician's Medical Practice.

                         (d)  Litigation.  There are no lawsuits, proceedings
or investigations pending or threatened against the PA, the Physician or the Physician's Medical Practice.

                         (e)  Contracts.  Schedule 3.1(e) is a true and
complete list of all material contracts or agreements of the PA or the Physician related to the Medical Practice (the "Contracts"). All of the Contracts are in full force and effect, and there exists no default under any such Contract. There are no written or oral binding "side agreements" with any Person whereby the PA or the Physician has agreed to do any material act or thing beyond the requirements of the Contracts.

                         (f)  Taxes.  The PA or the Physician has duly filed
all Medical Practice and personal federal, state and local tax returns, declarations or statements which are required to be filed for all periods up to and through the Closing Date and paid all taxes due.

                         (g)  Financial Statements..  Attached as Schedule
3.1(g) is a true and complete copy of an internally prepared or audited accrual basis financial statement of the Medical Practice dated as of ___________________. Such financial statements fairly and accurately present the assets, liabilities and results of operations of the Medical Practice and there are no undisclosed liabilities or obligations (contingent or accrued) that are not reflected on such financial statements or set forth on Schedule 3.1(g).

                         (h)  Receipt of Prospectus.  The Physician
acknowledges that he has received the Prospectus.


                                      ARTICLE IV

                                   INDEMNIFICATION

                    4.1  Tax Indemnities and Related Matters.

                         (a) Tax Indemnities Provided by the PA Stockholder. In addition to any other indemnities provided by the PA Stockholder and the
PA hereunder, the PA Stockholder will provide Doctors Health and Newco with an indemnity for Taxes as follows. The PA Stockholder agree to pay, indemnify defend and hold harmless Doctors Health and Newco and all of the members of their affiliated group within the meaning of Section 1504 of the Code from and against any and all Taxes of the PA with respect to any period (or any portion thereof) up to and including the Effective Time, except for Taxes of the PA which are reflected as current liabilities for Taxes on the PA Financial Statements.

                         (b)  Tax Indemnity Provided by Doctors Health and
Newco. Doctors Health and Newco agree to pay, indemnify, defend and hold harmless the PA Stockholder from and against any and all Taxes of Newco with respect to any period (or any portion thereof) beginning after the Effective Time. In no event will Doctors Health or Newco indemnify the PA Stockholder or the PA for Taxes that arise as a result of a failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code unless such failure is due to a breach of any representation, warranty or covenant of Doctors Health or Newco under the terms of this Agreement or the other Merger Documents.

                         (c)  Procedures Relating to Indemnification of Tax
                              Claims.

                              (i)  If a claim for Taxes shall be made by any
taxing authority in writing (a "Tax Claim") which, if successful, might result in an indemnity payment pursuant to Section 4.1(a) or (b) hereof, the party seeking the indemnification (the "Tax Indemnified Party") shall notify the other party (the "Tax Indemnifying Party") in writing of such Tax Claim within fifteen (15) days of receipt of the Tax Claim from the taxing authority. Upon notice to the Tax Indemnified Party, within fifteen days
(15) after receipt of the notice of such Tax Claim from the Tax Indemnified Party, the Tax Indemnifying Party may assume (at its own cost and expense) control of and contest such Tax Claim. If such control is assumed, the Tax Indemnifying Party may, in its reasonable discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its reasonable discretion, either pay the Tax Claim and sue for a refund where applicable law permits such refund suits or contest such Tax Claim in any permissible manner. In no case shall the Tax Indemnified Party or its designated affiliates settle or otherwise compromise any Tax

Claim referred to in the preceding sentence without the Tax Indemnifying Party's prior written consent, which consent may not be unreasonably withheld.

                              (ii) Alternatively, if the Tax Indemnifying
Party requests in writing within fifteen (15) days after receipt of notice of such Tax Claim from the Tax Indemnified Party, the Tax Indemnified Party shall contest such Tax Claim. The Tax Indemnifying Party shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which the Tax Indemnified Party or its designated affiliates may incur in so contesting such Tax Claim as such costs and expenses are incurred: Under the terms of this Section 4.1(c)(ii), the Tax Indemnified Party shall have the full right to contest such Tax Claim except that the Tax Indemnifying Party shall have the right, at its option and expense and with counsel of its choice, to participate in such contest. The Tax Indemnifying Party shall be entitled to settle or agree to pay in full such Tax Claim (in its sole discretion) and thereafter pursue its right under this Agreement.

                              (iii)     If the Tax Claim has not been
contested, the Tax Indemnifying Party shall pay the Tax Indemnified Party all indemnity amounts with respect to such Tax Claim within ten (10) days after receipt by the Tax Indemnifying Party of a written demand therefor. If the Tax Indemnifying Party has assumed control of the contest of such Tax Claim as provided above (or has requested the Tax Indemnified Party to contest such proposed adjustment within the time provide above), the Tax Indemnifying Party shall pay the Tax Indemnified Party all indemnity amounts with respect to such Tax Claim within ten (10) days after such Tax Claim is paid by the Indemnified Party or a Final Determination has been made with respect to such Tax Claim.

                              (iv) For purposes of this Section 4.1(c), a
"Final Determination" shall mean (x) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (y) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority.

                         (d)  Tax Return Filings and Related Payments.  The
accounting firm retained by the PA and the PA Stockholder shall prepare the corporate federal and state income tax returns of the PA for the tax year ending immediately prior to the Effective Time. Arthur Anderson, LLP or such other accounting firm as Doctors Health shall determine shall prepare or cause to be prepared, and shall file, or cause to be filed, on a timely basis all other Tax Returns with respect to Newco due after the Effective Time. In connection therewith, the PA Stockholder shall be responsible for and shall pay any Taxes for which the PA Stockholder have agreed to indemnify Doctors Health and Newco pursuant to Section 4.1(a) hereof. Doctors Health and Newco will use reasonable efforts to provide the PA Stockholder with copies of such Tax Returns (and related elections) covering the Taxes described in Section 4.1(a), at least 10 days prior to the date Doctors Health and Newco plan to file such Tax Returns, accompanied by a statement calculating in detail the PA Stockholder' obligation pursuant to Section 4.1(a) hereof. The PA Stockholder may have these Tax Returns reviewed by accountants or attorneys at their personal expense. The PA Stockholder shall pay to Newco the amount of their indemnification obligations within ten (10) days of receiving copies of such Tax Returns unless the parties are unable to agree on the amount of the indemnification obligation hereunder, in which case the amount of the indemnification obligation which is not in dispute shall be paid to Newco within ten (10) days and the amount in dispute shall be resolved by a nationally recognized accounting firm acceptable to both parties whose fees and expenses shall be paid by Newco and the PA Stockholder in proportion to each party's respective liability for Taxes as determined by the accounting firm. The PA Stockholder shall pay the amount of Taxes determined by the accounting firm within five days of receipt of such written determination, together with interest based on the prime rate on such due date as such rate as published in The Wall Street Journal (Eastern edition). Such interest shall accrue from the date the payment was due to the taxing authority until the date Newco receives payment. The PA Stockholder shall not file or cause to be filed an amended Tax Return or claim for refund for the PA for any tax year or period ending on or before the Effective Time without the consent of Newco and Doctors Health.

                         (e)  Certain Tax Information.  The PA Stockholder,
the PA, Newco and Doctors Health agree to cooperate and to file their federal and state income tax returns in a manner consistent with the transactions contemplated by this Agreement (including the preparation and filing of all information, schedules or forms required pursuant to Income Tax Regulation 1.368-3, related to tax-free reorganizations, which shall be prepared by Doctors Health and reviewed by the PA's and the PA Stockholder' accountants).
 The PA Stockholder, the PA, Newco and Doctors Health agree to cooperate and to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to such tax filings or as may be necessary in the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any Tax Claim which may result in a party being liable under the indemnification provisions of
Section 4.1(a) and/or (b) hereof.

                         (f)  For purposes of this Agreement,

                              (i)  the term "Tax Returns" shall mean any
return, report, information return or other documents (including any related or supporting information) required to be supplied to any taxing authority with respect to Taxes; and

                              (ii) the term "Taxes" shall mean all taxes,
charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, ad valorem, excise, real property, personal property, sales, use, transfer, franchise, employment, payroll withholding, social security, Medicare or other taxes, including any interest, penalties, or additions attributable thereto.

                         (g)  Specific Indemnities.  In addition to the other
indemnities provided by the PA Stockholder and the PA in this Section 4.1, the PA Stockholder and the PA will indemnify (to the extent the claim is not otherwise covered by insurance), defend and hold harmless Newco and Doctors Health from and against any and all claims, demands or suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including the costs and expenses of any and all (i) actions, suits, proceedings, investigations, assessments, judgments, settlements and compromises relating thereto, and (ii) reasonable attorneys' fees) asserted against or suffered by Newco or Doctors Health relating to, resulting from or arising out of the operation of the PA, the Medical Practice and the medical services provided by the PA Stockholder and the PA prior to the Effective Time (collectively, the "Specific Indemnifiable Losses").

                         (h)  Consequential Damages.  The Specific
Indemnifiable Losses will include incidental, consequential, special and punitive damages awarded against an Indemnitee in favor of a third party. Specific Indemnifiable Losses will not include incidental or consequential damages suffered by an Indemnitee as a result of any matter for which indemnification is made under this Agreement.


                                      ARTICLE V

                                   CONFIDENTIALITY

                    The parties hereto agree that the terms of this Agreement, the price paid in connection with the Merger, the terms of the Professional Services Employment Agreement between the PA Stockholder and the LLC and any other oral or written agreement, financial information or data executed, provided to, or gathered, developed, compiled or similarly obtained in any manner whatsoever by any party in regard to the negotiation and consummation of the transactions contemplated hereby is confidential and shall not be disclosed, duplicated or distributed by any party to any third party, except as may be required by law or government regulation, including without limitation as may be required by the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Doctors Health, the PA and the PA Stockholder shall not make any public announcement or press release without the prior written consent of the other party unless such disclosure is required by applicable law, or governmental regulation. This obligation shall not apply to information (1) which becomes publicly available through no action or inaction on the part of any party, or (2) which is made available on a non-confidential basis by third parties who, to any party's knowledge, are not bound by a confidentiality obligation. This obligation of confidentiality shall survive the termination or expiration of this Agreement, regardless of the reasons of any such termination or expiration, for five years.

                                      ARTICLE VI

                   ADDITIONAL COVENANTS AND AGREEMENTS OF PHYSICIAN

                    6.1. Information. The Physician agrees to provide to the LLC or to Doctors Health promptly upon request all information necessary to allow the LLC or Doctors Health to comply with applicable law, including, without limitation, information relating to employees of the Physician and employee benefits provided by the Physician to such employees. On the Closing Date, the Physician has provided Doctors Health an ASCII-formatted file with patient demographics and an ASCII-formatted file with demographics and accounts receivable. If the Physician does not have the capability of providing this information, Doctors Health will assist the Physician in converting such information to a format acceptable to Doctor Health as soon as practicable.

                    6.2. Reformation of Group Practice. If the Employment Agreement between the Physician and the LLC is terminated on the basis of
Section 4.7 of the Employment Agreement or otherwise as a result of the Insolvency (as that term is defined in Section 4.7 of the Employment Agreement) of the LLC, the Physician agrees to (a) cooperate with Doctors Health, the LLC and each other Member of the LLC to organize a new corporation, partnership or limited liability company to provide primary medical care and related services and (b) to engage in the practice of medicine exclusively through such new primary care entity. The Physician will enter into an employment agreement with such new entity on terms substantially similar to the terms of the Employment Agreement and will use his or her best efforts to cause such new entity to enter into an agreement with Doctors Health for the provision of assets, facilities and non-professional services, including management services, on terms, including provisions for Management Fees, substantially similar to the terms of the Physician Services Organization Agreement between Doctors Health and the LLC.

                    6.3. Addition and Withdrawal of Physicians. Doctors Health shall have exclusive authority to (a) negotiate the price and terms with respect to the acquisition from time to time of the medical practices of additional physicians and such physicians' employment by the LLC or other Medical Groups organized by Doctors Health, and (b) negotiate the withdrawal of physicians from the LLC. Each party agrees to use its best efforts to permit the addition and withdrawal of physicians as members of the LLC.

                    6.4 Appointment as Agent; Specific Performance; Release. The Physician irrevocably appoints Doctors Health and the Chairman of the
LLC (or their designees) as his attorney in fact and agent to carry out the provisions of this Section 6, to execute any document required to provide for the admission or withdrawal of physicians as members of the LLC, and any other transaction related to acquisition of medical practices. The parties agree that such appointment is coupled with an interest. The Physician releases and agrees to indemnify and hold harmless Doctors Health and the Chairman of the LLC and their directors, officers, employees or shareholders from any claims arising in connection with the performance of their duties under this Section 6.4.

                    6.5 Acquisitions and Withdrawals Other Than Through The LLC. If Doctors Health decides to acquire physician practices or services through one or more additional medical groups or other entities and not through the LLC, the foregoing provisions of this Section 6.5 shall apply with appropriate modifications to reflect the substitution of such additional medical groups or other entities.

                    6.6 Accounts Receivable. The accounts receivable and trade payables of the Medical Practice incurred prior to the Closing shall remain owned by or the liability, as the case may be, of the Physician. The Physician shall collect such pre-closing accounts receivable and deposit them weekly into a Doctors Health bank account. Such funds shall be used to pay the operating expenses of the Medical Practice (including employee payroll and benefits, rent and other operating expenses). After payment of expenses, Newco and Doctors Health shall pay any net income to the Physician as compensation. After the Closing, the Physician shall be responsible for the billing and collection of all revenues from medical care

                                     ARTICLE VII

                                    MISCELLANEOUS

                    7.1 Survival. The representations and warranties contained in this Agreement or in any instrument delivered hereunder shall survive the effectiveness of the Merger contemplated hereby and shall not terminate until the third anniversary of the Effective Time. The tax and specific indemnities provided in Article IV and each of the other covenants and agreements set forth herein shall survive until the expiration of the applicable statutes of limitation for the matter(s) at issue or any specific period of time set forth herein for such survival. Nothing contained herein, however, shall affect the obligations of any party hereto to perform the agreements and covenants on its part to be performed either before or after such date.

                    7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                    7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Maryland, without regard to its conflict of laws provision.

                    7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                    7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

If to the PA or the PA Stockholder:          Gary J. Sprouse, M.D.
                                             2108 Di Donato Drive
                                             Chester, Maryland 21619

If to Doctors Health or Newco:               Doctors Health, Inc.
                                             10451 Mill Run Circle, 10th Floor
                                             Owings Mills, Maryland 21117
                                             Attention: President

Copy to:                                     Doctors Health, Inc.
                                             10451 Mill Run Circle, 10th Floor
                                             Owings Mills, Maryland 21117
                                             Attention: Corporate Counsel

                    7.7 Finder's Fee. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for any finder's fee, brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

                    7.8 Expenses. Except as provided in Article IV hereof, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                    7.9  Amendments and Waivers.

                         (a)  This Agreement may, to the maximum extent
permitted by applicable law, be amended by the parties hereto only by an instrument executed by each of the parties hereto.

                         (b)  Any term, provision or condition of this
Agreement (other than as prohibited by applicable law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                    7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

                    7.11 Definitions. Any capitalized terms not otherwise defined herein shall have the meaning set forth in the Definition Appendix attached hereto as Appendix A.

                    IN WITNESS WHEREOF, the parties have duly executed this Agreement or caused it to be executed as an instrument under seal by their authorized officers as of the date and year first above written.

WITNESS/ATTEST:                            DOCTORS HEALTH, INC.



________________________             By: _____________________(SEAL)
                                          Stewart B. Gold, President


                                           ANNE ARUNDEL NEWCO, INC.



________________________            By: _____________________(SEAL)
                                          Paul A. Serini, Vice President

                                          ANNE ARUNDEL MEDICAL GROUP,
                                           LLC


________________________            By: _____________________(SEAL)
                                          Robert G. Graw, Jr., M.D.
                                      By: Thomas F. Mapp, Attorney-
                                          in-Fact for Robert G. Graw, Jr.,
                                          M.D.



________________________                __________________________(SEAL)
                                          Gary J. Sprouse, M.D.

                                          GARY J. SPROUSE, M.D., PA



________________________                By: _____________________(SEAL)
                                              Name:
                                              Title:

                                       ANNEX B



                                                                     FORM
                                                                     8/1/97


[Physician Shareholder]
[Address]



Dear Dr. ________________:

                    As you may be aware, The Beacon Group III - Focus Value Fund, L.P. ("Beacon") has agreed to invest $30,000,000 in Doctors Health, Inc. (the "Company") subject to the terms and conditions of a Preferred Stock Purchase Agreement between Beacon and the Company (the "Purchase Agreement").
 In connection with the closing of the transactions as contemplated by the Purchase Agreement, the Company is requesting that you execute and deliver this letter agreement (the "Agreement"). Please review this Agreement carefully and, if you are in agreement with its terms, sign and return it as soon as possible to the address indicated above.

                    1. Restrictions on Transfer. The undersigned shareholder (the "Shareholder") shall not sell, or in any other way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily (each, a "Transfer") any shares of the Class B Common Stock of the Company (the "Shares") or any right or interest therein, whether owned on the date hereof or acquired hereafter, whether voluntarily or by operation of law, or by gift or otherwise, except that (i) a Shareholder may transfer any or all Shares held either during such Shareholder's lifetime or on death by will or intestacy to such Shareholder's spouse, lineal descendant, father, mother, brother or sister (such Shareholder's "Immediate Family") or to any custodian or trustee for the account of such Shareholder or such Shareholder's Immediate Family; (ii) a corporate Shareholder may transfer any or all of its Shares to any or all of its stockholders; and (iii) a Shareholder which is a limited or general partnership may transfer any or all of its Shares to any or all of its partners or former partners.

                    2. Cooperation with Certain Transfers. If Beacon, as long as it holds at least (i) 51% or more of the number of shares of Series D Preferred Stock purchased by Beacon pursuant to the Purchase Agreement or
(ii) 5% or more of the shares of Common Stock of the Company (the "Transfer Initiator"), determines to Transfer or exchange (in a business combination or otherwise) in one or a series of bona fide arms-length transactions (collectively, the "Transfer Transaction") to an unrelated and unaffiliated third party all of the shares of Common Stock of the Company and any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, including, without limitation, shares of the Preferred Stock of the Company and the Common Stock issuable upon conversion thereof (the "Stock"), in each case, whether owned on the date hereof or acquired hereafter by the Transfer Initiator, then, upon 30 days written notice from the Transfer Initiator to the Shareholder that shall include reasonable details of the proposed transaction, including the proposed time and place of closing and the consideration to
                                       S-22
be received by the Shareholder, the Shareholder shall be obligated to, and shall, sell, Transfer and deliver, or cause to be sold, Transferred and delivered, to such third party, all of his Shares in the same transaction at the closing thereof (and will deliver certificates for all of his Shares at the closing, free and clear of all liens, claims, or encumbrances), and the Shareholder shall receive the same consideration per Share on an as-converted basis upon consummation of such transaction as is received by the Transfer Initiator per share of Stock on an as-converted basis. The provisions of this Paragraph 2 shall not apply to (i) any Transfer prior to the date two years after the date hereof, (ii) any Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or (iii) any Transfer by the Drag-Along Initiator to an affiliate of the Transfer Initiator.

                    3. Legend. The Shareholder agrees that the Company may, at its sole discretion, cause any legend it deems appropriate to be placed upon certificates evidencing the Shares held by such Shareholder, including, without limitation, a legend stating that such Shares are subject to the terms of this Agreement.

                    4. Duration of Agreement. The rights and obligations of a Shareholder under this Agreement shall terminate at such time as such Shareholder no longer is the beneficial owner of any Shares. This Agreement shall terminate upon the consummation of an initial public offering of the Company, except that the provisions of sections 5 through 10 shall survive until, by their respective terms, they are no longer operative.

                    5. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by the Company and the Shareholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                    6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                    7. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

                    8. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholder and his successors, assigns, heirs and personal representatives, so long as they hold Shares. The personal representative of a deceased Shareholder shall automatically be subject to the terms and conditions of this Agreement.

                    9. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                    10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of law.

                    If you agree with the foregoing, please so indicate by signing two original counterparts of this letter which will then become an agreement between us.

                                           Sincerely,



                                           DOCTORS HEALTH, INC.

                                           By: __________________________
                                               Name:
                                               Title:



Accepted and agreed as of
the date hereof:

__________________________
Name:

                                                                     FORM
                                                                     8/1/97


[Physician Shareholder]
[Address]



Dear Dr. ________________:

                    As you may be aware, The Beacon Group III - Focus Value Fund, L.P. ("Beacon") has agreed to invest $30,000,000 in Doctors Health, Inc. (the "Company") subject to the terms and conditions of a Preferred Stock Purchase Agreement between Beacon and the Company (the "Purchase Agreement").
 In connection with the closing of the transactions as contemplated by the Purchase Agreement, the Company is requesting that you execute and deliver this letter agreement (the "Agreement"). Please review this Agreement carefully and, if you are in agreement with its terms, sign and return it as soon as possible to the address indicated above.

                    1. Restrictions on Transfer. The undersigned shareholder (the "Shareholder") shall not sell, or in any other way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily (each, a "Transfer") any shares of the Class B Common Stock of the Company (the "Shares") or any right or interest therein, whether owned on the date hereof or acquired hereafter, whether voluntarily or by operation of law, or by gift or otherwise, except that (i) a Shareholder may transfer any or all Shares held either during such Shareholder's lifetime or on death by will or intestacy to such Shareholder's spouse, lineal descendant, father, mother, brother or sister (such Shareholder's "Immediate Family") or to any custodian or trustee for the account of such Shareholder or such Shareholder's Immediate Family; (ii) a corporate Shareholder may transfer any or all of its Shares to any or all of its stockholders; and (iii) a Shareholder which is a limited or general partnership may transfer any or all of its Shares to any or all of its partners or former partners.

                    2. Cooperation with Certain Transfers. If Beacon, as long as it holds at least (i) 51% or more of the number of shares of Series D Preferred Stock purchased by Beacon pursuant to the Purchase Agreement or
(ii) 5% or more of the shares of Common Stock of the Company (the "Transfer Initiator"), determines to Transfer or exchange (in a business combination or otherwise) in one or a series of bona fide arms-length transactions (collectively, the "Transfer Transaction") to an unrelated and unaffiliated third party all of the shares of Common Stock of the Company and any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, including, without limitation, shares of the Preferred Stock of the Company and the Common Stock issuable upon conversion thereof (the "Stock"), in each case, whether owned on the date hereof or acquired hereafter by the Transfer Initiator, then, upon 30 days written notice from the Transfer Initiator to the Shareholder that shall include reasonable details of the proposed transaction, including the proposed time and place of closing and the consideration to be received by the Shareholder, the Shareholder shall be obligated to, and shall, sell, Transfer and deliver, or cause to be sold, Transferred and delivered, to such third party, all of his Shares in the same transaction at the closing thereof (and will deliver certificates for all of his Shares at the closing, free and clear of all liens, claims, or encumbrances), and the Shareholder shall receive the same consideration per Share on an as-converted basis upon consummation of such transaction as is received by the Transfer Initiator per share of Stock on an as-converted basis. The provisions of this Paragraph 2 shall not apply to
(i) any Transfer prior to the date two years after the date hereof, (ii) any Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or (iii) any Transfer by the Drag-Along Initiator to an affiliate of the Transfer Initiator.

                    3. Legend. The Shareholder agrees that the Company may, at its sole discretion, cause any legend it deems appropriate to be placed upon certificates evidencing the Shares held by such Shareholder, including, without limitation, a legend stating that such Shares are subject to the terms of this Agreement.

                    4. Duration of Agreement. The rights and obligations of a Shareholder under this Agreement shall terminate at such time as such Shareholder no longer is the beneficial owner of any Shares. This Agreement shall terminate upon the consummation of an initial public offering of the Company, except that the provisions of sections 5 through 10 shall survive until, by their respective terms, they are no longer operative.

                    5. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by the Company and the Shareholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                    6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                    7. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

                    8. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholder and his successors, assigns, heirs and personal representatives, so long as they hold Shares. The personal representative of a deceased Shareholder shall automatically be subject to the terms and conditions of this Agreement.

                    9. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                    10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of law.

                    If you agree with the foregoing, please so indicate by signing two original counterparts of this letter which will then become an agreement between us.

                                           Sincerely,



                                           DOCTORS HEALTH, INC.

                                           By: __________________________
                                               Name:
                                               Title:



Accepted and agreed as of
the date hereof:

__________________________
Name: